Exhibit 99.1

NEWS RELEASE

Date: June 7, 2007	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham Phone: 949-851-1473 http://www.corvel.com
CorVel Announces Record Earnings
IRVINE, California, June 7, 2007 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.37 for the quarter ended March 31, 2007, up from $0.22 in the same quarter of the prior year. For the fiscal year ended March 31, 2007 earnings were $1.30 per share compared to fiscal 2006 earnings of $0.67 per share.
The Company reported quarterly revenues of $71 million, up from prior year quarterly revenues of $66 million. For the fiscal year ended March 31, 2007, revenues were $275 million, representing a 3% increase from the $267 million in revenues achieved in fiscal 2006. Strong savings results for customers produced improved operating performance in the Company’s Network Solutions services.
Throughout the year the Company experienced improved revenues in its preferred provider organizations and specialty medical review services. Strong savings for customers have been contributing to increasing revenues for these services. CorVel’s implementation of document management, automated workflow and protocol-based routing of work to centers of excellence has created a technology platform that is producing superior results for customers. The Company is extending this new approach to managing healthcare to its line of patient management services.
The Company’s Enterprise Comp line of claims management services has been expanded through two acquisitions in the last four months. CorVel’s 125 field offices, long-standing investments in information processing and existing relationships with employers and third party administrators across the country form the basis for the ongoing implementation of this product line expansion.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement
Three Months Ended March 31, 2006 and 2007
(Unaudited)

	Three months ended March 31,
	2006	2007
Revenues	$66,421,000	$70,910,000
Cost of revenues	53,902,000	53,330,000

Gross profit	12,519,000	17,580,000
General and administrative expenses	7,535,000	8,911,000

Income before income taxes	4,984,000	8,669,000
Income tax provision	1,917,000	3,381,000

Net Income	$3,067,000	$5,288,000

Net income per share
Basic	$0.22	$0.38

Diluted	$0.22	$0.37

Weighted average shares outstanding
Basic	14,111,000	14,007,000
Diluted	14,142,000	14,305,000
CorVel Corporation
Income Statement
Fiscal Year Ended March 31, 2006 and 2007
(Unaudited)

	Fiscal Year Ended March 31,
	2006	2007
Revenues	$266,504,000	$274,581,000
Cost of revenues	221,060,000	208,746,000

Gross profit	45,444,000	65,835,000
General and administrative expenses	29,590,000	35,383,000

Income before income taxes	15,854,000	30,452,000
Income tax provision	6,101,000	11,876,000

Net Income	$9,753,000	$18,576,000

Net income per share
Basic	$0.67	$1.32

Diluted	$0.67	$1.30

Weighted average shares outstanding
Basic	14,534,000	14,070,000
Diluted	14,592,000	14,268,000
(All share and per share amounts have been retroactively adjusted to reflect the three-for-two stock split which occurred during the December 2006 quarter)

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2006 and March 31, 2007
(Unaudited)

	March 31, 2006	March 31, 2007
Assets
Cash and cash equivalents	$14,206,000	$15,020,000
Accounts receivable, net	39,521,000	41,027,000
Prepaid taxes and expenses	2,221,000	3,090,000
Deferred income taxes	4,521,000	5,150,000
Property and equipment, net	26,459,000	24,864,000
Goodwill and other assets	13,170,000	24,617,000

TOTAL ASSETS	$100,098,000	$113,768,000

Liabilities and Stockholders’ Equity
Accounts payable	$13,712,000	$13,418,000
Accrued liabilities	12,160,000	15,851,000
Deferred income taxes	6,190,000	5,302,000
Common stock and paid-in-capital	61,086,000	75,557,000
Treasury stock	(132,205,000)	(154,091,000)
Retained earnings	139,155,000	157,731,000

TOTAL LIABILITIES AND EQUITY	$100,098,000	$113,768,000